                                                                Exhibit 99.1
CONTACT:

Norris Battin
The Cooper Companies, Inc.
E-mail: nbattin@usa.net
        ---------------


FOR IMMEDIATE RELEASE

       THE COOPER COMPANIES REPORTS FISCAL FOURTH QUARTER AND 1998 RESULTS

       Yearly Revenue from Continuing Operations Rises 66%, Pretax Up 36%
       ------------------------------------------------------------------

                        Operating Income at 20% of Sales
                        --------------------------------

--------------------------------------------------------------------------------
Note to readers and editors: During the fourth quarter of 1998, Cooper's Hospital Group of America unit (HGA) was declared a discontinued operation. Divestiture of this business is in progress. Historical and current financial information has been restated and includes, as continuing operations, only Cooper's two medical device businesses, CooperVision (CVI) and CooperSurgical
(CSI).
--------------------------------------------------------------------------------

IRVINE, Calif., Dec. 14, 1998 -- The Cooper Companies, Inc. (NYSE/PCX: COO) today reported results for its 1998 fourth quarter and fiscal year ended October 31, 1998.

In its press release dated October 2, 1998, Cooper announced that it expected certain events in its 1998 fiscal fourth quarter that would cause results to differ from analysts' consensus pretax earnings estimates. These events are described and quantified in the paragraphs that follow, along with discussions of the fourth quarter and full year 1998 results.

Revenue

Revenue in the fourth quarter of 1998 was $40.6 million, 55% above the fourth quarter of 1997. For the 1998 fiscal year, revenue increased 66% to $147.2 million.

Summary of Fiscal Fourth Quarter and Year End 1998


------------------------------------------------------------  --------------- -------------
(In millions except per share)                                  Q4 1998        Year 1998
------------------------------------------------------------ --------------- --------------

Pretax Income                                                  $3.9             $23.1
    Per share                                                        $0.26              $1.51
    Per share taxed at 40%                                           $0.16              $0.91
    Per share pretax from discontinued operations                    $0.05              $0.29
    Per share fourth quarter operating events (see table             $0.36              $0.36
        below)
    Per share before operating events and after profit in
        discontinued operations                                      $0.67              $2.16
Tax Benefit                                                  ($32.9)           ($34.7)
    Per share                                                        $2.19              $2.28
Discontinued Operations, Net                                 ($21.6)           ($18.0)
    Per share                                                       ($1.44)            ($1.18)
Net Income                                                    $15.2             $39.8
Diluted earnings per share                                           $1.01              $2.61
Diluted shares outstanding                                     15.0              15.3
----------------------------------------------------------------------------------------------

Pretax Income

A number of operating events impacted Cooper's fourth quarter earnings. These included temporary contact lens manufacturing inefficiencies, new product revenue delays coupled with marketing start-up costs spent in support of product launches, litigation reserves and operating costs within discontinued operations related to selling HGA. The impact of these events totaled $5.4 million, or $.36 per share, in the fourth quarter. The section below headed "Fourth Quarter Operating Results Analysis" specifies the impact of each of these events. As a result, 1998 fourth quarter pretax income from continuing operations was $3.9 million, or $.26 per share, 34% below the $5.9 million, or $.39 per share, reported in the fourth quarter of 1997. Adjusting for these items, 1998 fourth quarter pretax income was $9.3 million, or $.62 per share. HGA's profit in discontinued operations before taxes was $.05 cents per share. With this included, fourth quarter pretax profits would have been $.67 per share.

Year over year, pretax income from continuing operations grew 36% to $23.1 million, or $1.51 per share. Excluding the impact of the operating events noted above, 1998 pretax earnings per share would have been $2.16.

Fourth Quarter Operating Results Analysis


-------------------------------------------------------------------------------------------
               Item                                                              EPS Impact
-------------------------------------------------------------------------------------------

Continuing operations before taxes                                                 $0.26
        To compute EPS without the impact of the operating events, add back the following:
HGA profit in discontinued operations                                              $0.05

Rationalizing contact lens manufacturing, filling backorders and new product
        startup                                                                    $0.11
Inefficiencies
Operating income impact of product launch delays at CVI U.S. and CSI               $0.07
Litigation and settlement of disputes--GT Labs suit                                $0.07
Marketing costs spent ahead of new product launches at CVI and CSI                 $0.09
HGA business disruption costs during divestiture                                   $0.02
                                                                                   -----
Total fourth quarter unusual operating items                                       $0.36
                                                                                   -----
Fourth quarter pretax earnings per share without the
        impact of operating events                                                 $0.67
                                                                                   =====
-------------------------------------------------------------------------------------------


Net Income

The second event, which affects net income, relates to the tax benefits of Cooper's NOLs (net operating tax loss carryforwards). The 1998 tax benefits recorded in 1998 reflect the remaining tax savings that Cooper expects to get from its existing NOLs as, according to Generally Accepted Accounting Principles, companies with NOLs that also expect sustainable profit going forward, must account for their remaining tax benefits when the profitability determination is made. In the future, Cooper will record expenses for income taxes using, initially, a tax rate of approximately 40%. From a cash standpoint, however, it will pay only state and foreign taxes. For federal tax purposes, the NOLs, now about $180 million, will continue to shelter Cooper's federal tax liability.

Diluted earnings per share from continuing operations for the fourth quarter of 1998 were $2.45 including a net tax benefit of $2.19 per share, versus $2.02 in the fourth quarter of 1997, including a net tax benefit of $1.63 per share. For the fiscal year, diluted earnings per share from continuing operations were $3.79 including a net tax benefit of $2.28 versus, in 1997, $3.33 diluted earnings per share including a $2.04 per share net tax benefit.

The third event reflects Cooper's estimated loss on the sale of HGA's assets. In October, Cooper declared HGA a discontinued operation and recorded a charge reflecting its estimate of the ultimate loss when HGA is divested. In the fourth quarter, this charge was $22.3 million, or $1.49 per share. For the full year, the charge was $18 million, or $1.18 per share, net of $4.3 million of HGA profit. Cooper has signed nonbinding letters of intent to sell HGA in two separate transactions. Under the first, Universal Health Services, Inc. will pay Cooper $27 million in cash for three of its facilities when the transaction closes plus up to $3 million if certain contingent events occur. Under the second transaction with Focus Healthcare, Cooper will realize a total of $4.5 to $5.0 million in cash and the collection of receivables for the remaining HGA property.

Commenting on Cooper's 1998 results, A. Thomas Bender, chief executive officer said, "This was a year of transition for Cooper. With our expected exit from the psychiatric services business, Cooper will become a pure medical device company. At the same time, our two remaining businesses, CooperVision and CooperSurgical, each made important transitions of their own: at CVI, we became a strong competitor in the contact lens market outside of North America as we integrated Aspect Vision into our organization; at CSI, we began the second phase of our growth strategy by launching our own proprietary new products. Overall, I'm pleased with the 66% increase in total revenue and the 20% operating margin we achieved, even with the temporary inefficiencies we experienced in the fourth quarter."

CooperVision

Fourth Quarter and 1998 Results


--------------------------------------------------------------------------------
                 CooperVision Revenue Highlights ($'s in millions)
---------------------------------------------- -------- -------- --------- -----
                                                        %                  %
                                                4Q     Change    Total   Change
                                               1998   vs 1997    1998    vs 1997
-------------------------------------------   ------- -------   ------   -------

Total revenue                                   $33.4    75%    $119.2     86%
U.S.                                            $20.6    26%     $74.2     35%
Aspect (outside North America)                  $10.1    n/m     $35.0     n/m
Disposable-planned replacement torics--U.S.      $8.0    53%     $27.3     77%
Disposable-planned replacement spheres--U.S.     $3.9    75%     $12.4     71%
Total U.S. planned replacement                  $11.9    59%     $39.7     75%
---------------------------------------------- -------- -------- --------- -----


"In 1998," said Bender, "CVI revenue growth continued strong in all the markets we compete in around the world. We are gaining share in every product segment and geographic area where we actively participate. In the U.S., we significantly outpaced market growth in the two most important markets. In disposable planned replacement torics, the fastest growing U.S. segment, CVI's 1998 U.S. revenue grew 77%, while the market grew 42% through the first nine months. In disposable-planned replacement spheres--about two-thirds of the U.S. market--CVI grew 71% in an essentially flat market. In Europe, we estimate that the market is growing less than 10% and that CVI sales grew approximately 20%.

"Aspect Vision total revenue is meeting our original acquisition plan and, even with its fourth quarter inefficiencies, is slightly accretive to 1998 operating results.

"Regarding the operating events in the fourth quarter," Bender continued, "strong demand for our new products, particularly the Frequency 55 spherical lens, which is manufactured at Aspect and was introduced in the U.S. in May, and the inventory build up in advance of the full national launch of Frequency 55 Toric in November, strained the capacity of our manufacturing units in both the U.S. and the U.K. To take advantage of the sales opportunity, however, we decided to incur the extra costs to fill the spherical lens orders at Aspect by hiring and training new workers who were paid third shift and Sunday premiums. In the U.S., the capacity freed by moving spherical lens manufacturing to the U.K. was immediately shifted to toric manufacturing, but again at higher costs and some deferred revenue, as the new lines scaled up.

"As a result of these activities, CVI's gross margin fell from 65% in the first nine months to 60% this quarter. Both manufacturing facilities have since lowered their costs through increased automation. Lens output per employee is improving and shift premiums are declining. Gross margins are expected to return to their previously higher levels during the second quarter of fiscal 1999, and we believe that we have resolved our plant capacity issues.

Regarding recent market trends, Bender noted that, "The North American disposable spherical lens market has been disappointing throughout the year, and although we have only a small stake in here, it's important to note this. We do not, however, see the same thing happening in the toric lens market--it's up over 15%. Nevertheless, we're watching these trends very closely and developing contingency plans to protect our bottom line growth."

Cooper Surgical

Fourth Quarter and 1998 Results and Operating Income Charges

Over the past few years, CSI has been a successful consolidator of the in-office gynecological products market, acquiring nine companies or product lines since 1990. CSI's revenue in 1998, $28.0 million, was up 13% from 1997 primarily reflecting these earlier acquisitions. Gross margin improved from 52% in 1997 to 55% in 1998 as the efficiencies of CSI's in-house manufacturing continued to generate cost improvements. Operating income declined 14% from 1997's level due primarily to the combination of new product revenue delays and marketing expenses spent in support of the new product launches. Excluding these costs, CSI's operating income would have been $4.4 million or 78% over 1997.

CSI continues to believe that its dual approach to business growth--acquisition and investment in its own proprietary new product development--while more costly in the short-term, will maximize long-term value and that this will begin to be realized in 1999.

The first new product CSI introduced in 1998 was the Cerveillance Scope, the first in a planned series of products in this innovative digital colposcopy system. This product allows physicians to store, recall and document digital images of their findings from examinations of the cervix. The manufacturing transition from pilot operations in Kansas to scale up at our Shelton, Conn., facility during the fourth quarter caused shipping delays which deferred revenue into fiscal 1999. Cerveillance instruments are now shipping on schedule and sales are meeting expectations.

CSI also introduced the CooperSurgical InfraRed Coagulator (IRC) this year, a device that creates infrared energy for contact coagulation of condylomas (genital lesions). Infrared coagulation is a simple, safe, rapid and precise technique used primarily for outpatients, and it does not require special training for physicians. The product will begin to ship this month, and orders in hand are meeting expectations.

"While CSI experienced major delays in the ramp-up of these products in 1998," said Bender, "I'm still confident that Cerveillance and the IRC, with their manufacturing issues now resolved, will begin to perform to their potential in 1999."

The third product that CSI introduced in 1998 is the FemExam pH and Amines TestCard, the first in a planned series of point-of-use diagnostic products in its FemExam Test Card System. This product can provide practitioners with improved information to help them diagnose vaginitis, the most common gynecological condition presenting in the physician's office and bacterial vaginosis (BV), the most prevalent form of vaginitis. If not treated, BV has been associated with amniotic fluid infections, premature rupture of the amniotic sac, pre-term and low birth weight infants, endometritis, and post-surgical infections.

Reporting on FemExam's performance to date, Bender noted that, "While early acceptance of the product has been below our expectations due to yet unanswered questions that practitioners raise about its medical economic benefit, we continue to believe that FemExam is a breakthrough technology. A study sponsored by The Centers for Disease Control and Prevention found FemExam at least equivalent to the more rigorous diagnostic criteria now used. It is easy to use and can save practitioners time, thus adding to their practice income. We have recently begun formal cost benefit studies and are working to improve the level of third-party reimbursement for the product. Until this data is ready to be presented to physicians, a co-marketing affiliation with a pharmaceutical partner has been delayed.

"Revenue expectations for FemExam in 1999 are approximately $1 million. This slower acceptance will not impact operating income, as next year's planned marketing expenses have been adjusted downward to match the expected revenue."

GT Labs Settlement

In January 1998, GT Estates, on behalf of GT Laboratories, Inc. (GT Labs) was awarded a judgment of $1.7 million in federal court against Cooper in a lawsuit originated in 1992. The court found that Cooper had violated the terms of a 1989-supply agreement with GT Labs for rigid gas permeable contact lens raw materials. The parties have now agreed to a settlement payment of $1.3 million, which is expected to be concluded this month. Seven cents per share was accrued in fiscal 1998 for this payment.

 Outlook

"We expect to maintain 20-25% top and bottom line growth over the next several years, excluding the possibility of major acquisitions," said Bender.

"CVI growth will come from increased market penetration with our new products and continued global expansion. At CSI, we expect that the new products we introduced in 1998 will continue to grow, and we anticipate acquiring additional products or small companies in the in-office gynecology market."

Business Unit P&L Highlights ($'s in millions)

-----------------------------------------------------------------------------------------
                         Three Months Ended October 31,
-----------------------------------------------------------------------------------------
                 Revenue                                   Operating Income
-----------------------------------------------------------------------------------------
                                 %                          %    %Revenue      %Revenue
                  1998   1997   Inc.         1998  1997    Inc.      1998        1997
-----------------------------------------------------------------------------------------
CVI               $33.4  $19.1    75%        $8.4  $6.9    22%        25%          36%
CSI                 7.2    7.1     2%         0.2   0.7   (61%)        4%          10%
                    ---    ---     -          ---   ---
Subtotal           40.6   26.2    55%         8.6   7.6    14%        21%          29%
HQ expense          -      -                 (2.0) (1.5)   n/a       n/a          n/a
-----------------------------------------------------------------------------------------
TOTAL             $40.6  $26.2    55%        $6.6  $6.1     8%        16%          23%
                  =====  =====               ====  ====
-----------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------
                           12 Months Ended October 31,
-----------------------------------------------------------------------------------------
                  Revenue                                   Operating Income
-----------------------------------------------------------------------------------------
                                     %                        %      %Revenue    %Revenue
                    1998    1997   Inc.      1998    1997    Inc.      1998        1997
-----------------------------------------------------------------------------------------

CVI               $119.2     $64.0     86%   $34.6   $23.1     50%        29%        36%
CSI                 28.0      24.8     13%     2.1     2.5    (14%)        8%        10%
                    ----      ----             ---     ---
Subtotal           147.2      88.8     66%    36.7    25.6     44%        25%        29%
HQ expense          -          -              (7.0)   (5.8)   n/a        n/a        n/a
-----------------------------------------------------------------------------------------
TOTAL             $147.2     $88.8     66%   $29.7   $19.8     50%        20%        22%
                  ======     =====           =====   =====
-----------------------------------------------------------------------------------------

Forward-Looking Statements

Statements in this report not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may," "will," "expect," "estimate," "anticipate," "continue" or similar terms and reflect Cooper's current analysis of existing trends. Actual results could differ materially from those indicated due to: major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of Cooper's manufacturing facilities or hospitals, new competitors or technologies, significant disruptions caused by the failure of third parties to address the Year 2000 issue or by unforeseen delays in completing Cooper's Year 2000 compliance program, acquisition integration costs, foreign currency exchange exposure including the potential impact of the Euro, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental cleanup costs above those currently accrued, costs of litigation and business divestitures, and items listed in Cooper's SEC reports, including the section titled "Business " in its Annual Report on Form 10-K for the year ended October 31, 1997.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are located in Irvine and Pleasanton, Calif.

CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto Canada and Southampton, England, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic and surgical instruments, equipment and accessories for the gynecological market. Hospital Group of America, Cooper's mental health services division was declared a discontinued operation in October 1998.

NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's Internet address is www.coopercos.com.

Frequency'TM' 55, Frequency'TM', Cerveillance'TM' System, FemExam TestCard System'TM', FemExam'r' pH and Amines TestCard'TM' and Preference'r' Toric, are trademarks of The Cooper Companies, Inc., its subsidiaries or affiliates and are shown in italics in the text.



                          [FINANCIAL STATEMENTS FOLLOW]

                      THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Statements of Income
                       (In thousands, except per share figures)
                                      (Unaudited)


                                                       Three Months Ended             Years Ended
                                                           October 31,                October 31,
                                                       --------------------        -------------------
                                                         1998         1997(1)      1998       1997 (1)
                                                         ----         ----          ----       ----

Net sales                                              $40,649      $26,161       $147,192    $88,769
Cost of sales                                           16,587        7,913         55,764     27,325
Selling, general and administrative expense             16,008       11,124         56,226     38,337
Research and development expense                           433          514          1,944      1,739
Amortization of intangibles                              1,014          505          3,558      1,565
                                                       -------      -------       --------    -------
Income from operations                                   6,607        6,105         29,700     19,803
                                                       -------      -------       --------    -------
Interest expense                                         1,799          343          6,253      3,174
Settlement of disputes, net                              1,050            -          1,250       (104)
Other income, net                                          133          172            890        203
                                                       -------      -------       --------    -------
Income before income taxes                               3,891        5,934         23,087     16,936
(Benefit of) income taxes                              (32,859)     (24,795)       (34,723)   (26,735)
                                                       -------      -------       --------    -------
Income from continuing operations before
   extraordinary items                                  36,750       30,729         57,810     43,671
Discontinued operations, net of taxes:
   Income before extraordinary items                       746        1,792          4,336      4,719
   Loss on sales of operations                         (22,300)     (18,000)       (22,300)   (18,000)
   Extraordinary items                                       -         (469)             -       (469)
                                                       -------      -------       --------    -------
Loss from discontinued operations                      (21,554)     (16,677)       (17,964)   (13,750)
                                                       -------      -------       --------    -------
Income before extraordinary items                       15,196       14,052         39,846     29,921
Extraordinary items, net of taxes                            -        1,461              -      1,461
                                                       -------      -------       --------    -------
Net income                                             $15,196      $15,513       $ 39,846    $31,382
                                                       =======      =======       ========    =======
Basic earnings per share:
   Continuing operations                               $  2.49      $  2.08       $   3.90    $  3.42
                                                       =======      =======       ========    =======
   Discontinued operations                             $ (1.46)     $ (1.13)      $  (1.21)   $ (1.07)
                                                       =======                    ========    =======
   Extraordinary items                                 $     -      $  0.10       $      -    $  0.11
                                                       =======      =======       ========    =======
   Net income                                          $  1.03      $  1.05       $   2.69    $  2.46
                                                       =======      =======       ========    =======
Diluted earnings per share:
   Continuing operations                               $  2.45      $  2.02       $   3.79    $  3.33
                                                       =======      =======       ========    =======
   Discontinued operations                             $ (1.44)     $ (1.10)      $  (1.18)   $ (1.05)
                                                       =======      =======       ========    =======
   Extraordinary items                                 $     -      $  0.10       $      -    $  0.11
                                                       =======      =======       ========    =======
   Net income                                           $ 1.01      $  1.02       $   2.61    $  2.39
                                                       =======      =======       ========    =======
Number of shares used to compute earnings per
 share:
   Basic                                                14,736       14,764         14,828     12,759
                                                       =======      =======       ========    =======
   Diluted                                              14,978       15,249         15,269     13,120
                                                       =======      =======       ========    =======
Memo diluted earnings per share data:
Income before income taxes                              $ 0.26      $  0.39       $   1.51    $  1.29
                                                       =======      =======       ========    =======


(1) Restated to reflect Hospital Group of America as a discontinued operation.

                      THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                         Consolidated Condensed Balance Sheets
                                    (In thousands)
                                      (Unaudited)


                                                      October 31,         October 31,
                                                         1998              1997(1)
                                                      ----------         -----------
                       ASSETS

Current assets:
   Cash and cash equivalents                            $ 7,333           $18,249
   Trade receivables, net                                24,426            13,150
   Inventories                                           30,349            14,921
   Net assets of discontinued operations                 29,206                 -
   Other current assets                                  24,763             7,412
                                                        -------           -------
      Total current assets                              116,077            53,732
                                                        -------           -------
Property, plant and equipment, net                       34,234             7,634
Intangibles, net                                         84,308            32,274
Net assets of discontinued operations                         -            46,842
Other assets                                             61,442            30,142
                                                       --------          --------
                                                       $296,041          $170,624
                                                       ========          ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Short-term debt                                      $11,570           $   438
   Other current liabilities                             35,131            28,680
                                                       --------          --------
      Total current liabilities                          46,701            29,118
                                                       --------          --------
Long-term debt                                           78,677             9,125
Other liabilities                                        25,410            20,848
                                                       --------          --------
      Total liabilities                                 150,788            59,091
                                                       --------          --------
Stockholders' equity                                    145,253           111,533
                                                       --------          --------
                                                       $296,041          $170,624
                                                       ========          ========


(1) Restated to reflect Hospital Group of America as a discontinued operation.


                            STATEMENT OF DIFFERENCES

The trademark symbol shall be expressed as....................  'TM'
The registered trademark symbod shall be expressed as.........   'r'